Exhibit 10.67

AGREEMENT TO EXCHANGE
SERIES I PREFERRED STOCK
FOR SECURED CONVERTIBLE NOTE

THIS AGREEMENT, dated as of December 28, 2005, is entered into by and between STRATUS SERVICES GROUP, INC., a Delaware corporation, with headquarters located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 (the “Company”) and Pinnacle Investment Partners, L.P., a New York limited partnership, with an office at 30 Montgomery Street, Suite 220, Jersey City, New Jersey 07032 (“Pinnacle”).
WITNESSETH:
WHEREAS, Pinnacle holds 21,531 shares of the Company’s Series I Preferred Stock (“Series I Preferred Stock”); and
WHEREAS, the Company owes Pinnacle certain penalties monies in respect of such Series I Preferred Stock in the total amount of $100,000.00;
WHEREAS, Pinnacle is willing to exchange the Series I Preferred Stock for a secured convertible note, in the form attached hereto, in the principal amount of $2,356,850 (the “Secured Note”).
NOW, THEREFORE, in consideration for the foregoing, the parties hereto agree as follows:
1.
Exchange. Pinnacle’s 21,531 shares of Series I Preferred Stock, including all unpaid dividends and penalties due thereunder, will be exchanged as of December 28, 2005 for the Secured Note. Thus, concurrently with the execution of this Agreement, Pinnacle shall deliver to the Company the stock certificates evidencing the Series I shares duly endorsed for transfer to the Company (or accompanied by a stock power duly executed in blank) and the Company shall execute and deliver to Pinnacle the Secured Note.
2.
Related Agreements. Concurrently with the execution of this Agreement, the Company shall execute and deliver to Pinnacle a Pledge and Security Agreement, UCC-1 financing statements and a confession of judgment, all in the form attached hereto, to secure the Company’s obligations under the Secured Note. Subject to the parties entering into an separate agreement with regard to the Series E Preferred providing for 35% of the exchanged value into the secondary offering, the parties also shall exchange mutual releases, in the form attached hereto, with respect to actions preceding the date of this Agreement..

3.	Pinnacle’s Representations, Warranties, Etc.; Access To Information; Independent Investigation. Pinnacle represents and warrants to, and covenants and agrees with, the Company as follows:
a.
Pinnacle is exchanging the Series I Preferred Stock and accrued dividends and penalties thereon for the Secured Note for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b.
Pinnacle is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Secured Note.
c.
Pinnacle understands that the Series I Preferred Stock, plus accrued dividends and penalties are being exchanged for the Secured Note in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Pinnacle's compliance with, the representations, warranties, agreements, acknowledgements and understandings of Pinnacle set forth herein in order to determine the availability of such exemptions and the eligibility of Pinnacle to acquire the Secured Note.

d. Pinnacle and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the exchange of the Series I Preferred Stock and the issuance of the Secured Note which have been requested by Pinnacle. Pinnacle and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any  such inquiries;
e.	Pinnacle understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Secured Note.
f.
This Agreement has been duly and validly authorized, executed and delivered on behalf of Pinnacle and is a valid and binding agreement of Pinnacle enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.
4. Company Representations, Etc. The Company represents and warrants to Pinnacle that:
a.
Reporting Company Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary other than those jurisdictions in which the failure to so qualify would not have a material and adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Company. The Company has registered its common stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Common Stock is listed and traded on the OTC Bulletin Board Market.

b.
Authorized Shares. The shares of common stock issuable upon conversion of the Secured Note have been duly authorized and, when issued to Pinnacle, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder.

c.
Conversion Agreement. This Agreement and the transactions contemplated hereby, have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.
d.
Non-contravention. The execution and delivery of this Agreement by the Company, the issuance of the Secured Note, and the consummation by the Company of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein. The Company is not in violation of any material laws, governmental orders, rules, regulations or ordinances to which its property, real, personal, mixed, tangible or intangible, or its businesses related to such properties, are subject.

e.
Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market is required to be obtained by the Company for the issuance and sale of the Secured Note to Pinnacle as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

f.
SEC Documents, Financial Statements. The common stock of the Company is registered pursuant to Section 12(g) of the 1934 Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"), except that the Company has filed a Form 12b-25 with respect to its Annual Report on Form 10-K that was due for filing with the SEC on or about December 31, 2005. The Company, through its agent, has delivered to Pinnacle true and complete copies of the SEC Documents (except for exhibits and incorporated documents). The Company has not provided to Pinnacle any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Act or the Exchange Act as the case may be and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
g.
Absence of Certain Changes. Since September 30, 2005, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, or results of operations of the Company, except as set forth in the Company’s SEC Documents.

h.
Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally) or as disclosed in the documents referred to in Section 4(g), that has not been disclosed in writing to Pinnacle that (i) would reasonably be expected to have a material adverse effect on the business or financial condition of the Company or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

5.	Certain Covenants And Acknowledgments.
a.
Filings. The Company undertakes and agrees to make all necessary filings in connection with the exchange effected hereby under any United States laws and regulations, or by any domestic securities exchange or trading market, and to provide a copy thereof to Pinnacle promptly after such filing.

b.
Reporting Status. So long as Pinnacle beneficially owns the Secured Note, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

6. Governing Law: Miscellaneous. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, and the related agreements referred to herein, contain the entire agreement of the parties with respect to the subject matter hereto, superceding all prior agreements, understandings or discussions.

7.
Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given, (i) on the date delivered, (a) by personal delivery, or (b) if advance copy is given by fax, (ii) seven business days after deposit in the United States Postal Service by regular or certified mail, or (iii) three business days mailing by international express courier, with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

COMPANY: STRATUS SERVICES GROUP, INC.
500 Craig Road, Suite 201
Manalapan, NJ 07726
Attn: Michael Maltzman
Telecopier No.: (732) 866-6676

PINNACLE:  PINNACLE INVESTMENT PARTNERS, L.P.
30 Montgomery Street, Suite 220
Jersey City, New Jersey 07032
Attn: Mr. Chris Janish
Telecopier No.: (___) ___-_____

8. Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Company and Pinnacle have caused this Agreement to be executed by their duly authorized representatives on the date as first written above.

STRATUS SERVICES GROUP, INC.

By: /s/ Michael A. Maltzman
Name: Michael Maltzman
Title: Chief Financial Officer

PINNACLE INVESTMENT PARTNERS, L.P.
By: PIP Management, Inc., General Partner

By: /s/ Christopher Janish
Name: Christopher Janish
Title: President